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                                               --------------------------------
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       Imperial Credit Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                       IMPERIAL CREDIT INDUSTRIES, INC.

                           23550 HAWTHORNE BOULEVARD
                             BUILDING 1, SUITE 110
                          TORRANCE, CALIFORNIA 90505

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

   The Annual Meeting of Shareholders of IMPERIAL CREDIT INDUSTRIES, INC., a California corporation (the "Company"), will be held at the Marriott Hotel, 3635 Fashion Way, Torrance, California 90503, on June 28, 2000, at 10:00 a.m. Pacific Time.

   The Annual Meeting of Shareholders of the Company is being held for the following purposes:

   1. To elect a Board of Directors to serve for the ensuing year.

   2. To consider and act upon a proposal to ratify the appointment of KPMG LLP as the independent accountants of the Company for the year ending December 31, 2000.

   3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

   Only holders of Common Stock of record at the close of business on May 30, 2000, will be entitled to vote at the Annual Meeting. A list of shareholders of record will be available at the Annual Meeting and for ten days prior to the Annual Meeting at the Company's address above.

   Your proxy is enclosed. You are cordially invited to attend the Annual Meeting, but if you do not expect to attend, or if you plan to attend but prefer that the proxyholders vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy promptly to avoid the expense of additional proxy solicitation.

Dated: May 30, 2000

                                   For the Board of Directors,


                                   /s/ H. Wayne Snavely
                                   H. Wayne Snavely
                                   Chairman, Chief Executive Officer and
                                    President

                               ----------------
                                PROXY STATEMENT
                               ----------------

                 FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                   June 28, 2000, at 10:00 a.m. Pacific Time

   Your proxy is solicited on behalf of the Board of Directors of Imperial Credit Industries, Inc. (the "Company" or "ICII") for use at the Annual Meeting of Shareholders to be held at the above time and date at the Marriott Hotel, located at 3635 Fashion Way, Torrance, California 90503. The approximate mailing date for this proxy statement and the enclosed proxy is June 5, 2000.

   The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of Common Stock of the Company.

   The Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission (the "Commission"), and the Company's Annual Report to Shareholders are included with this solicitation. Additional copies are available without charge to any shareholder upon request.

Voting Information

   If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares will be voted FOR the election of the six nominees for Director named herein and FOR the ratification of the appointment of KPMG LLP as the Company's independent accountants for the year ending December 31, 2000. Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by giving another proxy bearing a later date, or by attending and voting in person at the Annual Meeting.

   Holders of Common Stock of record at the close of business on May 30, 2000 will be entitled to vote at the Annual Meeting. There were 33,011,661 shares of Common Stock outstanding at that date. Each share is entitled to one vote and a majority of the shares of Common Stock outstanding and represented by shareholders attending in person or by their proxyholders will constitute a quorum for the Annual Meeting. In the election of Directors, shareholders may either vote "FOR" all nominees for election or withhold their votes from one or more nominees for election. Votes that are withheld and shares held by a broker, as nominee, that are not voted (so-called "broker non-votes") in the election of Directors will not be included in determining the number of votes cast, although proxies marked to abstain and broker non-votes are counted for purposes of determining a quorum.

   In the election of Directors, the nominees who receive the most votes for the number of positions to be filled will be elected Directors. The proposal to ratify the appointment of the Company's independent accountants will be approved if the number of shares voted in favor exceeds the number of shares voted against. For any other matter that comes before the Annual Meeting for action, shareholders may vote "FOR," "AGAINST," or

"ABSTAIN" with respect to that matter. Proxies marked to abstain will have the same effect as votes against such other matter, and broker non-votes will have no effect on such other matter. Approval of any other matters that come before the Annual Meeting for action will require the affirmative vote of the holders of a majority of the shares duly voted on the matter. Unless a proxy is properly revoked pursuant to the procedures described above, the proxyholders will have the discretion to vote on such other matters on behalf of the shareholder in their best judgment.

   Shareholders have cumulative voting rights in the election of Directors. Under the cumulative voting method, a shareholder may multiply the number of shares owned by the number of Directors to be elected and cast this total number of votes for any one candidate or distribute the total number of votes in any proportion among as many candidates as the shareholder desires. A shareholder may not cumulate votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and unless a shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder's intention to cumulate votes. If any shareholder gives such notice, all shareholders may then cumulate their votes. The proxyholders appointed by the Board of Directors also have authority to cumulate votes as they see fit under these circumstances for as many nominees as they believe can be elected.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   The Company's Directors are elected annually to serve until the next annual meeting of shareholders and thereafter until their successors are elected. The Company's by-laws provide for a variable Board of Directors with a range of between five and nine members, with the number currently set at six. No proxy may be voted for more than six nominees for Director.

   Unless otherwise directed by shareholders, the proxyholders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees they believe may be elected, all of whom are now members of and constitute the Company's Board of Directors. The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a Director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee or will vote for a substitute nominee in the exercise of their best judgment.

Recommendation of the Board of Directors

   The Board of Directors recommends a vote for the nominees for Director.

Information Concerning Nominees

   Information concerning the nominees based on data furnished by them is set forth below.

   Name *                       Age                    Position with Company
   ------                       ---                    ---------------------
H. Wayne Snavely............     59      Chairman of the Board, Chief Executive Officer and President
Brad S. Plantiko............     44      Executive Vice President and Chief Financial Officer
Perry A. Lerner (1) (2).....     57      Director
Robert S. Muehlenbeck (1)...     52      Director
Stephen J. Shugerman........     53      Director
James P. Staes (2)..........     61      Director

--------
* All of such persons may be reached at: Imperial Credit Industries, Inc., 23550 Hawthorne Boulevard, Suite 110, Torrance, CA 90505

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

   H. Wayne Snavely has been Chairman of the Board and Chief Executive Officer of the Company since December 1991 and President since February 1996. Mr. Snavely served as a director of Imperial Bank from 1975 to 1983 and from 1993 to January 1998. He serves on the Board of Visitors of the Graduate School of Business Management at Pepperdine University.

   Brad S. Plantiko has been Executive Vice President and Chief Financial Officer of the Company since July 1998. From October 1980 to July 1998, Mr. Plantiko was with KPMG Peat Marwick, LLP, where he was partner in-charge of its finance company services for the western United States. Mr. Plantiko has more than 18 years of experience serving banks, thrifts, mortgage banks and finance companies. He serves on the Board of Visitors of the Graduate School of Business Management at Pepperdine University. Mr. Plantiko is a member of the American Institute of Certified Public Accountants.

   Perry A. Lerner has been a Director of the Company since May 1992. He has been a principal in the investment firm of Crown Capital Group, Inc., since 1996. Mr. Lerner was with the law firm of O'Melveny & Myers from 1982 to 1997, having been a partner with the firm from 1984 to 1996. Mr. Lerner was an Attorney-Advisor of the International Tax Counsel of the United States Treasury Department from 1973 to 1976. Mr. Lerner is a Director of Boss Holdings, Inc., a specialty consumer products company.

   Robert S. Muehlenbeck has been a Director of the Company since December 1991. Mr. Muehlenbeck retired in 1998 as an Executive Vice President of Imperial Bank with primary responsibility for corporate finance, and mergers and acquisitions. He also served as President of Imperial Ventures, Inc., Imperial Bank's venture capital small business investment company and President of Imperial Capital Corp., an investment and mezzanine lending entity. Mr. Muehlenbeck was formerly the President of Seaborg, Incorporated and has been involved in commercial and residential real estate development and finance activities.

   Stephen J. Shugerman has been a Director of the Company since December 1991. From June 1987 until December 1998, Mr. Shugerman was President of the Company's bank subsidiary, Southern Pacific Bank ("SPB"). Mr. Shugerman was Vice-Chairman of SPB from December 1998 to September 1999. From June 1985 to May 1987, Mr. Shugerman was President of ATI Thrift & Loan Association, a privately owned thrift and loan association, and, from 1979 to 1985, he was Senior Vice President of Imperial Thrift and Loan Association, a former subsidiary of Imperial Bank.

   James P. Staes has been a Director of the Company since December 1999. Mr. Staes, a commercial banker and retired Navy Captain, served as President and CEO of Home Bank in Signal Hill, California from 1982 to 1996 and Vice Chairman of California United Bank from 1996 to 1997. Mr. Staes is a past President of the California Bankers Association and Southern California Community Bankers Association. Mr. Staes also served as a director of the Western Independent Bankers Association and as a member of the Conference of State Bank Supervisors.

   Directors of the Company hold office until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier resignation or removal. All officers are appointed by and serve at the discretion of the Board of Directors, subject to employment agreements, where applicable.

   No Directors were involved in any petitions under the Federal bankruptcy laws during the past five years, except that Mr. Snavely was the Chairman and Mr. Shugerman was a Director of Southern Pacific Funding Corporation, an affiliate which filed for Chapter 11 bankruptcy protection in October 1998.

Director Compensation

   Directors who are not employees of the Company receive a fee of $7,500 per quarter plus $500 per Board meeting attended. In addition, non-employee Directors annually receive options (at the then current fair market value) to acquire 10,000 shares of the Company's Common Stock, which vest and become exercisable after one year. Non-employee Directors who are members of the Compensation and Audit Committees receive a fee of $500 for each committee meeting attended, if such meeting is held on a date other than a Board meeting date.

Committees and Attendance at Board Meetings

   Eleven meetings of the Board of Directors were held in fiscal 1999. Each Director attended at least 75% of the aggregate of all meetings held by (i) the Board of Directors and (ii) those committees of the Board of Directors on which such Director served.

   The Audit Committee, which recommends the selection of independent accountants, meets with, and reviews the scope and findings of audit activities performed by, the Company's internal auditors and independent accountants, met seven times during 1999. The Compensation Committee, which determines executive compensation, met two times during 1999. The Board of Directors currently has no Nominating Committee.

Executive Compensation

   The following table provides information concerning the cash and non-cash compensation earned and received by our Chief Executive Officer and our other executive officers (the "Named Executive Officers") whose salary and bonus during the fiscal year ended December 31, 1999 exceeded $100,000:

                          SUMMARY COMPENSATION TABLE

                                                                     Long Term
                               Annual Compensation                  Compensation
                             ------------------------                  Awards
                             Fiscal                   Other Annual    Options
Name and Principal Position   Year   Salary   Bonus   Compensation    Granted
---------------------------  ------ -------- -------- ------------  ------------
H. Wayne Snavely...........   1999  $500,000 $500,000   $76,558(1)    150,000
Chairman, Chief Executive..   1998   502,114      --     78,640(1)        --
Officer and President......   1997   450,000  700,000    29,082(1)        --
Brad S. Plantiko...........   1999  $175,000 $225,471   $63,828(2)    100,000
Executive Vice President...   1998    77,403   99,519    55,815(2)     84,000
and Chief Financial Officer
Irwin L. Gubman............   1999  $210,385 $100,000   $64,703(3)    100,000
General Counsel and Secre-
 tary......................   1998   201,532  125,000    18,557(3)     26,800
                              1997   200,000  200,000    16,852(3)     70,000
John C. Getzelman..........   1999  $196,285 $    --    $16,614(4)     50,000
President, Southern Pacific
 Bank......................   1998    15,385      --        923(4)     50,000
Scott B. Sampson...........   1999  $300,000 $391,000   $10,228(5)        --
President, Coast Business
 Credit Division...........   1998   227,302  471,404    13,517(5)     67,000
Southern Pacific Bank......   1997   200,000  334,527    12,663(5)        --
Kevin E. Villani...........   1999  $350,000 $    --    $66,753(7)     50,000
Executive Vice President,
 Finance (6)...............   1998   352,691  150,000    71,110(7)     34,000
                              1997   300,000  266,666    17,082(7)     50,000
Stephen J. Shugerman (8)...   1999  $334,615 $    --    $65,233(9)        --
                              1998   304,224      --     71,325(9)        --
                              1997   250,000  501,000    21,882(9)        --

--------
(1) In 1999, 1998 and 1997, consists of (1) a car allowance paid by our company of $18,000, $18,000 and $18,000, respectively, and (2) aggregate contributions paid by our company of $58,558, $60,640 and $11,082, respectively, under employee benefit plans.

(2) In 1999 and 1998, consists of (1) a car allowance paid by our company of $9,000 and $3,980, respectively, and (2) aggregate contributions paid by our company of $54,828 and $51,835, respectively, under employee benefit plans.

(3) In 1999, 1998 and 1997 consists of (1) a car allowance paid by our company of $9,000, $8,307 and $6,000, respectively, and (2) aggregate contributions paid by our company of $55,703, $10,250 and $10,852, respectively, under employee benefit plans.

(4) In 1999 and 1998, consists of (1) a car allowance paid by our company of $12,000 and $923, respectively, and (2) aggregate contributions paid by our company of $4,614 and $0, respectively, under employee benefit plans.

(5) In 1999, 1998 and 1997, consists of (1) a car allowance paid by our company of $6,000, $6,000 and $6,000, respectively, and (2) aggregate contributions paid by our company of $4,228, $7,517 and $6,663, respectively, under employee benefit plans.

(6) Mr. Villani served as Chief Financial Officer until July 1998. Mr. Villani served as Executive Vice President, Finance until September 30, 1999. Mr. Villani served as a director and President of Imperial Credit Asset Management, Inc. until December 31, 1999.

(7) In 1999, 1998 and 1997, consists of (1) a car allowance paid by our company of $12,000, $10,615, and $6,000, respectively, and (2) aggregate contributions paid by our company of $54,753, $60,495, and $11,082, respectively, under employee benefit plans.

(8) Mr. Shugerman resigned as President of SPB effective December 1998. Mr. Shugerman resigned as Vice Chairman of SPB on September 1, 1999. Mr. Shugerman received additional compensation of $140,268 during the period from September 1, 1999 to December 31, 1999. Mr. Shugerman was paid $80,291 after his last day of employment with the Company in satisfaction of accrued vacation Mr. Shugerman earned while he was an employee of the Company. Additionally, Mr. Shugerman was paid $59,977 under the terms of his severance agreement. All of these amounts are included in the table above.

(9) In 1999, 1998 and 1997, consists of (1) a car allowance paid by our company of $7,061, $10,800, and $10,800, respectively, and (2) aggregate contributions paid by our company of $58,172, $60,525, and $11,082, respectively, under employment benefit plans.

Option Grants in Last Fiscal Year

                                                                  Potential
                                                              Realizable Value
                                                              at Assumed Annual
                                                                  Rates of
                                                                 Stock Price
                                                              Appreciation for
                      1999   Percentage  Exercise                Option Term
                     Options  of Total    Price    Expiration -----------------
        Name         Granted   Grants   Per Option    Date       5%      10%
        ----         ------- ---------- ---------- ----------    --    --------
H. Wayne Snavely.... 100,000   10.32%     $7.56      1/27/04  $208,938 $461,698
H. Wayne Snavely....  50,000    5.16       8.00      2/23/04   110,513  244,204
Brad S. Plantiko....  50,000    5.16       8.00      2/23/04   110,513  244,204
Brad S. Plantiko....  50,000    5.16       4.00     10/25/04    55,256  122,102
Irwin L. Gubman.....  50,000    5.16       8.00      2/23/04   110,513  244,204
Irwin L. Gubman.....  50,000    5.16       4.00     10/25/04    55,256  122,102
John C. Getzelman...  50,000    5.16       8.00      2/23/04   110,513  244,204
Kevin E. Villani....  50,000    5.16       8.00      2/23/04   110,513  244,204

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

                                                 Number of        Number of
                                                Unexercised   Unexercised Senior
                                              Options at FY-  Management Options
                                               End Under the   at FY-End Under     Value of all Unexercised
                           Shares               Option Plan    the Option Plan     In-the-Money Options at
                         Acquired on  Value    Exercisable/      Exercisable/         December 31, 1999
          Name            Exercise   Realized  Unexercisable    Unexercisable    Exercisable/Unexercisable(1)
          ----           ----------- -------- --------------- ------------------ ----------------------------
H. Wayne Snavely........     --        --     240,000/310,000    917,052/ --           $4,683,958/$ --
Brad S. Plantiko........     --        --      16,800/167,200        -- / --               -- /112,500
Irwin L. Gubman.........     --        --      51,360/175,440        -- / --               -- /112,500
John C. Getzelman.......     --        --       10,000/90,000        -- / --                   -- / --
Scott B. Sampson........     --        --           --/84,000        -- / --                   -- / --
Kevin E. Villani........     --        --     116,800/154,000        -- / --               5,999/2,000
Stephen J. Shugerman....     --        --       60,000/40,000    158,524/ --               768,818/ --

--------
(1) Based on a price per share of $6.25, which was the price of a share of our common stock as quoted on the Nasdaq National Market at the close of business on December 31, 1999.

Employment Agreements

   As of January 1, 1997, Mr. Snavely entered into a five-year employment agreement at an annual base salary of $450,000, since increased to $500,000, plus an annual bonus based on attainment of performance objectives, including our Company's return on equity, earnings per share and increases in the price of our Company's common stock. Under the agreement, Mr. Snavely's total cash compensation may not exceed $1.5 million annually.

   Pursuant to the employment agreement with Mr. Snavely, he is entitled to receive compensation following his termination, as follows: (1) with cause: base salary shall be paid through the date on which termination occurs, or (2) without cause (or for "good reason" as defined in the employment agreement), base salary shall be paid through the date of termination together with the pro-rata portion of any cash bonus award the employee would be entitled to receive at year end and a severance amount equal to base salary reduced by the employee's projected primary social security benefit. The severance amount shall be further reduced if the executive becomes employed by another company or becomes an independent contractor of another company and shall be eliminated entirely if such other company is determined by our Board of Directors to compete with our Company.

   As of September 1, 1998, Mr. Sampson entered into an employment agreement that expires on January 31, 2002, which provides for an annual base salary of $300,000 plus an annual incentive bonus. Mr. Sampson's bonus is equal to 1.5% of Coast Business Credit's annual pre-tax profit determined in accordance with generally accepted accounting principles and is contingent upon Coast Business Credit's annual net profit equaling or exceeding either 2% of its average assets for the calendar year, exclusive of goodwill, or a pretax return on its capital for the year of 20%.

   Pursuant to the employment agreement with Mr. Sampson, he is entitled to receive compensation following his termination, as follows: (1) with cause or by mutual agreement or voluntarily by Mr. Sampson: base salary shall be paid through the date on which termination occurs, or (2) without cause (or if there is more than a 10 mile change in physical location of employment): base salary shall be paid through the term of employment together with the pro rata portion of any incentive cash bonus he would otherwise be entitled to receive for the year of termination.

Termination Protection Agreements

   In January 1999, we entered into individual termination protection agreements with Messrs. Snavely, Gubman and Plantiko. The agreements provide for severance payments to these senior executives in the event of a change in control of our Company and a subsequent termination of any one of these senior executives within three years of the change in control for any reason. The senior executives will receive a lump sum payment of three times their respective base salaries and their highest bonus earned in any of the last three fiscal years preceding the change in control and a percentage of their respective bonuses for the year in which the change of control occurs.

   In addition, we will continue to provide these senior executives with medical, dental, life insurance, disability and accidental death and dismemberment benefits until the third anniversary of the termination unless the executive becomes employed by another employer, in which case these coverages will be secondary to those provided by the new employer. All deferred compensation in respect of each senior executive will also become fully vested and we will pay in cash all such deferred compensation and any unpaid portion of the executive's bonus. Any amounts payable to an executive will include additional amounts to cover certain taxes resulting from those payments.

   A change in control for purposes of the termination protection agreements includes the following events: (1) any person or persons become the beneficial owner of at least 40% of our outstanding common stock other than by the acquisition of such common stock directly from our Company, or (2) any merger or other business combination, liquidation or sale of substantially all of our assets occurs where our shareholders and any trustee or fiduciary of our employee benefit plans own less than 60% of the surviving corporation, or (3) within any 24 month period, the persons who were Directors immediately before the beginning of such period cease to constitute at least a majority of our Board, or the board of any successor corporation.

Compensation Committee Interlocks and Insider Participation

   Our Company's Compensation Committee consists of Messrs. Muehlenbeck and Lerner. Mr. Muehlenbeck retired in 1998 as an Executive Vice President of Imperial Bank, a former 24% shareholder of our Company. Mr. Lerner is the Manager of Corona Film Finance Fund, in which ICII is an investor.

Report Of The Compensation Committee

   The Compensation Committee sets and administers the policies governing the Company's compensation program, including incentive and stock option plans. The Company participates in studies and surveys of compensation practices for comparable companies in the Company's industry. The Committee considers these studies and surveys in determining base salary, bonus and long-term stock-based compensation. The Committee discusses and considers executive compensation matters and makes its decisions, subject to review by the Company's Board of Directors.

   The Company's compensation policies are structured to link the compensation of the Chief Executive Officer, Chief Financial Officer and other executives of the Company and its subsidiaries with corporate performance. Through the establishment of annual and long-term compensation programs, the Company has aligned the financial interests of its executives with the results of the Company's performance, which is designed both to put the Company in a competitive position regarding executive compensation and to help ensure corporate performance, thereby enhancing shareholder value.

   The Company's executive compensation philosophy is to set base salary at a conservative market rate and then to provide performance-based variable compensation which allows total compensation to fluctuate according to the Company's earnings as well as value received by shareholders. Targeted levels of total executive compensation are set at levels that the Committee believes to be consistent with others in the Company's industry, with such compensation increasingly weighted toward programs contingent upon the Company's level of annual and long-term performance. As a result, the Named Executive Officers' actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's performance.

   Section 162(m) of the Internal Revenue Code limits the Company's tax deduction for compensation paid in excess of $1,000,000 to any one of the Chief Executive Officer and the four other most highly compensated executive officers unless (i) such compensation was based upon attainment of pre-established, objective performance goals, (ii) the Compensation Committee consists only of "outside directors" as defined for purposes of Section 162(m), and (iii) such performance-based compensation has been approved by shareholders. All of the members of the Compensation Committee qualify as "outside directors." In 1998, shareholders approved the Company's Executive Performance Compensation Plan. The Committee will continue to review the Company's existing compensation program to determine the deductibility of future compensation paid or awarded pursuant thereto and will seek guidance with respect to changes to the Company's existing compensation program that will enable the Company to continue to attract and retain key individuals while optimizing the deductibility to the Company of amounts paid as compensation.

   The Committee believes that its overall executive compensation program has been successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group, which should create added shareholder value.

                                          COMPENSATION COMMITTEE:
                                          Robert S. Muehlenbeck, Chairman
                                          Perry A. Lerner

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

   Set forth below is a graph comparing the cumulative total shareholder returns on the Company's Common Stock, the S&P 500 Stock Index, the Specialty Finance Lending Index and an index of companies engaged in the Company's current business focus (the "Diversified Commercial Lending Index") for the period from January 1, 1994 through December 31, 1999. The Specialty Finance Lending Index includes: AMRESCO, Inc., ContiFinancial Corp., The Finova Group, Inc., Green Tree Financial Corp., Imperial Credit Industries, Inc., and The Money Store, Inc. The Diversified Commercial Lending Index includes: Allstate Financial Corp., American Business Financial, AMRESCO, Inc., Capital Trust, Inc., CIT Group, Inc., DVI, Inc., Financial Federal Corp., FINOVA Group, Inc., First Sierra Financial, Franchise Mortgage Acceptance Company, Healthcare Financial Partners, Heller Financial, Inc., HPSC, Inc., Imperial Credit Industries, Inc., KBK Capital Corp., Pioneer Commercial, PLM International, Inc., Point West Capital, Prime Capital Corp., Resource America, Source Capital Corp., Standard Funding, T&W Financial, UniCapital Corp., and WMF Group, Ltd.

   The graph assumes $100 invested on January 1, 1994 in the Company's Common Stock, the S&P 500 Stock Index, the Specialty Finance Company Index, and the Diversified Commercial Lending Index.

                             COMPARISON OF CUMULATIVE TOTAL RETURN OF
                                COMPANY, PEER GROUP AND BROAD MARKET

                                    PERFORMANCE GRAPH APPEARS HERE

                                      SPECIALTY      DIVERSIFIED    S&P
                         IMPERIAL     FINANCE        COMMERCIAL     COMPOSITE
  FISCAL YEAR ENDING     CREDIT INDS  LENDING INDEX  LENDING INDEX  INDEX
  ------------------     -----------  -------------  -------------  ---------
   1994                   $100.00      $100.00        $100.00        $100.00
   1995                   $383.63      $177.18        $165.50        $137.58
   1996                   $814.96      $281.70        $251.75        $169.17
   1997                   $795.56      $381.24        $357.86        $225.61
   1998                   $325.02      $327.09        $328.90        $290.09
   1999                   $242.55      $211.02        $224.38        $351.13

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of May 15, 2000, by (i) each Director of the Company, (ii) the Chief Executive Officer and the four most highly compensated executive officers whose salary exceeded $100,000 for the year ended December 31, 1999, (iii) each person who is known to the Company to own beneficially more than 5% of the Common Stock, and (iv) all Directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                     Number of
                                                       Shares
                                                    Beneficially   % of Total
                  Beneficial Owner (1)                 Owned     Outstanding(2)
                  --------------------              ------------ --------------
     Wallace R. Weitz & Company (3)................  8,890,700        25.6
     Dimensional Fund Advisors, Inc (4)............  2,749,360         7.9
     Waveland International Limited (5)............  2,178,582         6.3
     H. Wayne Snavely(6)...........................  1,869,542         5.4
     Stephen J. Shugerman(7).......................    335,449         1.0
     Perry A. Lerner(8)............................    144.960           *
     Robert S. Muehlenbeck(9)......................    110,057           *
     James P. Staes (10)...........................      3,500           *
     Irwin L. Gubman (11)..........................    160,516           *
     Brad S. Plantiko (12).........................     71,626           *
     John G. Getzelman (13)........................     10,389           *
     Scott B. Sampson (14).........................     44,779           *
     All Directors and Officers as a Group (12
      persons)(15).................................  2,844,973         8.2

--------
*  Less than 1%.

(1) Except for Wallace R. Weitz & Company, Dimensional Fund Advisors, Inc., and Waveland International Limited, each of such persons may be reached through our Company at 23550 Hawthorne Boulevard, Building One, Suite 110, Torrance, California 90505, telephone (310) 373-1704.

(2) Percentage ownership is based on 34,787,641 shares of common stock outstanding as of May 15, 2000.

(3) Based upon a Schedule 13F filed with the Company reflecting beneficial ownership as of March 31, 2000. The shares are owned by various investment advisory clients of Wallace R. Weitz & Co., which is deemed a beneficial owner of the shares only by virtue of the direct or indirect investment and/or voting discretion it possesses pursuant to the provisions of investment advisory agreements with such clients. Wallace
     R. Weitz & Company is located at One Pacific Place, Suite 600, 1125 South 103 Street, Omaha, NB 68124-6008.

(4) Based upon a Schedule 13F filed with the Company reflecting beneficial ownership as of March 31, 2000. The shares are owned by various investment vehicles managed by Dimensional Fund Advisors, Inc., which is deemed the beneficial owner of the shares only by virtue of the direct or indirect investment and/or voting discretion it possesses pursuant to its agreement with such investment vehicles. Dimensional Fund Advisors, Inc. is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401-1038.

(5) Based upon a Schedule 13F filed with the Company reflecting beneficial ownership as of March 31, 2000. Waveland International Limited is a private investment partnership and is located at 227 W. Monroe Street, Suite 4800, Chicago, Illinois 60606.

(6) Includes 1,217,052 shares subject to stock options exercisable within 60 days of 5/15/00.

(7) Includes 218,524 shares subject to stock options exercisable within 60 days of 5/15/00.

(8) Includes 126,422 shares subject to stock options exercisable within 60 days of 5/15/00.

(9) Includes 70,022 shares subject to stock options exercisable within 60 days of 5/15/00.

(10) Does not include any shares subject to stock options exercisable within 60 days of 5/15/00.

(11) Includes 51,360 shares subject to stock options exercisable within 60 days of 5/15/00.

(12) Includes 16,800 shares subject to stock options exercisable within 60 days of 5/15/00.

(13) Includes 10,000 shares subject to stock options exercisable within 60 days of 5/15/00.

(14) Includes 39,800 shares subject to stock options exercisable within 60 days of 5/15/00.

(15) Includes 1,775,980 shares subject to stock options exercisable within 60 days of 5/15/00.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Officers, Directors and persons owning more than 10% of the Company's equity securities are required, under Section 16(a) of the Securities Exchange Act of 1934, to file reports of and changes in such ownership with the Commission and to furnish the Company with copies of all forms they file. Based on the Company's review of the copies of such forms it has received and review of other available data, the Company believes that, during 1999, its officers and Directors complied with Section 16(a) filing requirements.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sale of Holdings by former Principal Shareholder and Outstanding Line of
Credit

   On May 14, 1999, we entered into an agreement with our former parent Imperial Bank, a subsidiary of Imperial Bancorp (NYSE:IMP). On May 17, 1999, we repurchased 10% or 3,682,536 shares of our outstanding Common Stock from Imperial Bank for $8.00 per share or $29.5 million. At December 31, 1999, Imperial Bank owned no shares of ICII Common Stock.

   In October 1999, we purchased the Lewis Horwitz Organization and certain loan portfolios from Imperial Bancorp. As part of the transaction, a line of credit was established with Imperial Bank in order to fund the acquisition. As of April 30, 2000, the outstanding balance for the line of credit was $6 million.

   Imperial Bank has extended a $30 million commitment to SPB for the issuance of letters of credit for customers of SPB's Coast Business Credit Division.

Other Matters

   In October 1997, we loaned H. Wayne Snavely, our Chairman and Chief Executive Officer, $1,999,998 for the purpose of assisting him to purchase common stock in a real estate investment trust we sponsored, Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC"). The loan was evidenced by a promissory note maturing June 14, 2002, secured by a deed of trust and stock of ICCMIC held by him. The note bears interest at an annual rate of 10.4% payable in semi-annual installments commencing June 15, 1998. As of May 1, 2000, the loan had been fully repaid. This loan was made in our ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

   On December 22, 1999, we loaned H. Wayne Snavely, Brad S. Plantiko, Irwin
L. Gubman, Paul B. Lasiter, and John C. Getzelman each $61,050 in connection with their purchase of $81,400 of Imperial Credit Asset Resolution, Inc. ("ICARI") Preferred Stock. ICARI is a 100% owned consolidated subsidiary of ICII. Each loan is evidenced by a promissory note maturing on December 22, 2019, and is secured by the Preferred Stock of ICARI purchased by each of the above named executive officers. Each note bears interest at an annual rate of 10.4% and is payable in semi-annual installments commencing June 15, 2000. At May 1, 2000, the outstanding balance of each note was $61,050 for each of the above named executive officers. Each of these loans was made in our ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

                                PROPOSAL NO. 2

            Ratification Of Appointment Of Independent Accountants

   The Board of Directors of the Company has selected and appointed KPMG LLP to act as the Company's independent accountants for the year ending December 31, 2000. In recognition of the important role of the independent accountants, the Board of Directors has determined that its selection of such accountants should be submitted to the shareholders for review and ratification on an annual basis.

   KPMG LLP has examined the financial statements of the Company since 1991. Management is satisfied with its performance to date.

Recommendation of the Board of Directors

   The Board of Directors recommends a vote for the appointment of KPMG LLP as independent accountants for the year ending December 31, 2000.

   The affirmative vote of a majority of the shares voting on this proposal is required for its adoption. In view of the difficulty and the expense involved in changing independent accountants on short notice, if the proposal is not approved, it is contemplated that the appointment for 2000 may be permitted to stand, unless the Board of Directors finds other compelling reasons for making a change. Disapproval of this proposal will be considered as advice to the Board of Directors to select other independent accountants for the following year. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

                            SHAREHOLDERS' PROPOSALS

   Shareholders' proposals intended to be presented at the Company's next Annual Meeting of Shareholders to be held in 2001 must be received at the Company's principal executive offices no later than February 5, 2001, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. The proxyholders will have discretionary authority to vote on any matters presented at the meeting of which the Company has not received notice by April 15, 2001.

                                OTHER BUSINESS

   The Board of Directors knows of no other matter to be acted upon at the Meeting. However, if any other matter shall properly come before the Meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have discretionary authority to vote all proxies in accordance with their best judgment.

                                          By Order of the Board of Directors,
                                          /s/ Irwin L. Gubman
                                          Irwin L. Gubman, Secretary
Dated: May 30, 2000
Torrance, California

-------------------------------------------------------------------------------

                        IMPERIAL CREDIT INDUSTRIES, INC.
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON JUNE 28, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints H. Wayne Snavely, Brad S. Plantiko and Irwin
L. Gubman, or any of them, each with full power of substitution, as proxies of the undersigned to vote all of the undersigned's shares of Imperial Credit Industries, Inc. common stock at the Annual Meeting of Shareholders of Imperial Credit Industries, Inc., at the Marriott Hotel, located at 3635 Fashion Way, Torrance, California 90503, on June 28, 2000, at 10:00 a.m. Pacific Time.

  1. Election of Directors:[_] FOR all nominees listed below [_] WITHHOLD AUTHORITY

           H. Wayne Snavely . Brad S. Plantiko . Stephen J. Shugerman Perry A. Lerner . Robert S. Muehlenbeck . James P. Staes

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,WRITE
             THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.
    -----------------------------------------------------------------------

  2. To ratify the appointment of KPMG LLP as independent accountants for the year ending December 31, 2000.

     The Board of Directors recommends a vote FOR:

                        FOR [_] AGAINST [_] ABSTAIN [_]


--------------------------------------------------------------------------------





--------------------------------------------------------------------------------


  3. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment or postponement thereof.

  THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE SIX NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3. (Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                                                  Dated:_________________, 2000

                                                  -----------------------------
                                                            Signature

                                                  -----------------------------
                                                   Signature, if held jointly

    SHAREHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

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